UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

January 12, 2015

Date of Report (Date of earliest event reported)

Caesars Entertainment

Operating Company, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-10413	75-1941623
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

One Caesars Palace Drive

Las Vegas, Nevada 89109

(Address of principal executive offices) (Zip Code)

(702) 407-6000

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure.

Bank Lender Consent

On January 12, 2015, Caesars Entertainment Operating Company, Inc. (“CEOC”) announced that it is seeking consents from lenders (“Lenders”) under its credit agreement (the “Credit Agreement”) to support restructuring CEOC’s outstanding obligations and liabilities (the “Restructuring”) pursuant to the terms of the Restructuring Support and Forbearance Agreement (the “RSA”), to be entered into among CEOC, Caesars Entertainment Corporation (“CEC”) and Consenting Creditors (as defined in the RSA). As further described below, Consenting Creditors will (i) have the opportunity to purchase their pro rata share of $150 million of Convertible Notes (as defined below) to be issued by CEC and will have until February 2, 2015 to make their election with respect to such purchase and (ii) receive a portion of the cash sweep shared with holders of CEOC’s first lien notes. If the Lenders do not consent to the terms of the RSA in the requisite amounts, they may receive such other treatment that is consistent with Bankruptcy Code and as agreed by CEOC with the consent of CEC on account of the First Lien Bank Claims (as defined below). The consent period for the RSA will end at 9:00 p.m., New York City time, on January 14, 2015 (the “Consent Deadline”), which deadline can be amended by CEOC in its sole discretion.

Consenting Creditors holding claims in respect of indebtedness of CEOC outstanding under the Credit Agreement (“First Lien Bank Claims”) who consent to the Restructuring, including the termination of the Guaranty and Pledge Agreement as described below, by executing the RSA prior to the Consent Deadline will receive consent fees in an aggregate principal amount of $150.0 million (the “Amendment Fees”) to be paid by CEC to such Consenting Creditors on a pro rata basis based on the aggregate principal amount of loans under the Credit Agreement held by each such Consenting Creditor as of the date the Minimum Consent Condition (as defined below) is satisfied. Lenders that have already signed the Second Amended and Restated Restructuring Support and Forbearance Agreement, dated as of January 9, 2015 (the “Bond RSA”), among CEOC, CEC and certain holders of claims under CEOC’s first lien notes, must also become a Consenting Creditor as of the date the Minimum Consent Condition is satisfied to be entitled to Amendment Fees. Half of the Amendment Fees will be paid to the Consenting Creditors on the date that is no later than three business days after the Minimum Consent Condition is satisfied and the remaining half of the Amendment Fees will be paid to the Consenting Creditors upon the date of effectiveness of a chapter 11 plan of reorganization to restructure the outstanding obligations and liabilities of CEOC and its subsidiaries (the “Exit Date”). The termination of the Guaranty and Pledge Agreement is subject to the condition (the “Minimum Consent Condition”) that Lenders having term loans under the Credit Agreement (“Term Loans”) representing more than 50% of the sum of all outstanding Term Loans consent to the termination of the Guaranty and Pledge Agreement by executing the RSA and such termination will not be effective until the Exit Date. In addition, the effectiveness of the RSA is also subject to the Minimum Consent Condition, which condition for effectiveness may be waived in accordance with the RSA.

Restructuring Support and Forbearance Agreement

The RSA is substantially similar to the Bond RSA. Pursuant to the RSA, the Consenting Creditors will agree, among other things, to (a) support the Restructuring and vote all their claims in respect of indebtedness of CEOC, including their First Lien Bank Claims, in favor of a joint pre-negotiated chapter 11 plan of reorganization of CEOC, when properly solicited to do so, (b) not take any actions materially inconsistent with the Restructuring, (c) not transfer their First Lien Bank Claims unless the transferee agrees to be bound by the terms of the RSA, (d) forbear from exercising certain default-related rights and remedies under the Loan Documents (as defined in the Credit Agreement), including with respect to the Guaranty and Pledge Agreement, dated as of July 25, 2014 (the “Guaranty and Pledge Agreement”), executed by CEC in favor of Credit Suisse AG, Cayman Islands Branch, as administrative agent and collateral agent under the Credit Agreement, and (e) terminate the Guaranty and Pledge Agreement, and terminate and release CEC from its obligations thereunder, which termination will become effective upon the Exit Date.

CEOC and CEC will agree to support the Restructuring and, subject to CEOC’s fiduciary duties, not encourage any other restructuring of CEOC’s indebtedness.

Once entered into, the RSA may be terminated by CEOC if, among other things, (a) a Consenting Creditor breaches its obligations under the RSA, subject to the terms and conditions set forth therein, (b) any statute, regulation, ruling or order enjoins or restricts the consummation of the Restructuring, (c) required in the exercise of its fiduciary duties as set forth in the RSA, (d) a party to the RSA files a motion in CEOC’s voluntary chapter 11 cases that CEOC will commence to effectuate the Restructuring (the “Chapter 11 Cases”) substantially inconsistent with the terms of the RSA, (e) any document needed to effectuate the Restructuring has terms not substantially consistent with the RSA and otherwise reasonably acceptable to CEOC, or (f) the Restructuring has not been consummated within 120 days after the entry of a confirmation order that has become a final order (the “Outside Date”).

The Consenting Creditors holding greater than two-thirds of the aggregate amount of all First Lien Bank Claims held by the Consenting Creditors (the “Requisite Consenting Creditors”) (and CEC, except for (a), with respect to itself, (i) and (k) below) may terminate the RSA if (a) CEOC or CEC breaches its respective obligations under the RSA, subject to the terms and conditions set forth therein, (b) any statute, regulation, ruling or order enjoins or restricts the consummation of the Restructuring, (c) a trustee or examiner with expanded powers is appointed in CEOC’s Chapter 11 Cases, (d) CEOC’s Chapter 11 Cases are dismissed or converted under chapter 7 of the Bankruptcy Code, (e) any definitive document necessary to effectuate the Restructuring is not substantially consistent with the RSA, (f) CEOC files a motion substantially inconsistent with the terms of the RSA, (g) CEOC executes a letter of intent or similar documents stating its intention to pursue an alternative proposal, (h) the automatic stay is lifted with regard to CEOC’s assets having a fair market value in excess of $5 million (other than pursuant to relief sought by CEOC), (i) CEOC fails to meet or comply with the Milestones (as further described below), (j) the Restructuring is not consummated by the Outside Date, or (k) CEOC or CEC challenges the validity or priority of a material portion of the collateral securing the indebtedness outstanding under the Credit Agreement (the “First Lien Bank Debt”).

The milestones that CEOC must meet or comply with under the RSA will be as follows (collectively, “Milestones”): (a) commencement of CEOC’s Chapter 11 Cases (the “Petition Date”) on or after January 15, 2015, but no later than January 20, 2015; (b) entry of an order for interim use of cash collateral within five business days after the Petition Date; (c) filing of a motion to assume the RSA (“RSA Assumption Motion”) within 20 days after the Petition Date; (d) filing of the Plan and disclosure statement (the “Disclosure Statement”) within 45 days after the Petition Date; (e) entry of a final order for use of cash collateral within 75 days after the Petition Date; (f) entry of an order approving the RSA within 90 days of filing the RSA Assumption Motion; (g) entry of orders approving the Disclosure Statement and solicitation procedures within 150 days after the Petition Date; (h) entry of an order confirming the Plan within 120 days after the Bankruptcy Court’s approval of the Disclosure Statement; (i) the date upon which all conditions precedent to the Plan have been satisfied or waived and the Plan has become effective (the “Effective Date”) occurring by the Outside Date; provided that such Outside Date may be extended under certain circumstances if all regulatory approvals for certain assets have not been received and consummating the Restructuring without such assets would have a materially adverse effect on CEOC.

The RSA may be amended by CEOC, CEC and the Requisite Consenting Creditors, provided that (a) any amendment to the treatment of claims (other than the First Lien Bank Claims) will not require consent from any Consenting Creditors, so long as such amendment would not have an adverse impact on the interests of the holders of the First Lien Bank Claims, (b) an amendment to the definition of Consenting Creditors or Requisite Consenting Creditors or the provisions regarding the transfer of claims requires the consent of CEOC, CEC and each Consenting Creditor, (c) any amendment that would materially and adversely affect any Consenting Creditor, in its capacity as such, disproportionally to other First Lien Bank Claim holders requires the consent of such Consenting Creditor, and (d) the conditions to effectiveness of the RSA may only be waived by CEOC and CEC.

The Plan contemplated by the RSA also will provide that (subject to completion of the investigation by CEOC’s governance committee) CEC, its affiliates and other parties will receive full releases in return for contributions to be made to CEOC in connection with the Restructuring, including cash, the guaranty of lease payments, a backstop without fee of the sale of OpCo (as defined below) and PropCo (as defined below) equity, the right of first refusal to purchase certain properties and the provision of management services without fee. CEC and CEOC have agreed that, depending upon the valuation of CEC’s contributions by CEOC’s financial advisor, CEC may be required to make additional contributions of value to CEOC that may be material in return for releases. There are no assurances that the RSA will be entered into or that the Restructuring will be completed on the terms contemplated or at all.

Term Sheet to the RSA

The following is a summary of the materials terms of the Term Sheet, which is substantially the same as the term sheet to the Bond RSA, except for the issuance of the Convertible Notes (as defined below) and as otherwise described below:

Corporate Structure and Governance

•	CEOC shall be restructured as a separate operating company (“OpCo”), and property company (“PropCo”), with a real estate investment trust (the “REIT”) directly or indirectly owning and controlling PropCo.

•	OpCo shall have three board members, with CEC appointing either two or three of such members depending on whether it owns 90% or more of the equity. If CEC appoints all three members, then one member shall be an independent member.

•	OpCo shall have a non-voting board observer, reasonably acceptable to OpCo, designated by the Requisite Consenting Creditors.

•	The REIT shall have seven board members, with certain holders of CEOC’s first lien notes (“First Lien Noteholders”) appointing either six or seven of the members depending on whether the First Lien Noteholders own 90% or more of the equity.

•	PropCo shall own all of CEOC’s real property and a separate subsidiary of PropCo shall own all of the assets of Caesars Palace Las Vegas (“CPLV”).

Operating Leases

Under the Restructuring, there will be two separate leases: one (the “CPLV Lease”) for the Caesars Palace Las Vegas facility (the “CPLV Facility”) and a second (the “Non-CPLV Lease” and, together with the CPLV Lease, the “Leases”) for certain other properties currently owned by CEOC other than the CPLV Facility (the “Non-CPLV Facilities” and, together with the CPLV Facility, the “Facilities”).

Term

Each of the CPLV Lease and the Non-CPLV Lease will have an initial 15 year term, subject to four five-year renewal terms at the option of the respective tenant.

Rent

CPLV Lease. The base rent for the first five years of the lease term will be $160.0 million per year, subject to an annual escalator (the “Escalator”) equal to the higher of 2% and the Consumer Price Index increase with respect to such year. From and after the commencement of the 6th year of the lease term, rent will be (i) base rent equal to 80% of the rent for the 5th year of the lease term, subject to the annual Escalator, plus (ii) variable percentage rent equal to 20% of the rent for the 5th year of the lease term, with such variable percentage rent increased or decreased, as applicable, by 13.0% of the difference in net revenue of the CPLV Facility from the year prior to the first year of the lease term to the 5th year of the lease term (such resulting amount being referred to herein as “CPLV Initial Percentage Rent”). From and after the commencement of the 11th year of the lease term, variable percentage rent will be equal to a fixed annual amount equal to the CPLV Initial Percentage Rent, with such variable percentage rent increased or decreased, as applicable, by 13.0% of the difference in net revenue of the CPLV Facility from the 5th year of the lease term to the 10th year of the lease term.

At the commencement of each renewal term, rent will be based on (i) base rent for the first year of such renewal term adjusted to fair market value rent (provided that (A) in no event will the base rent be decreased and (B) such adjustment may not cause the base rent to be increased by more than 10% of the prior year’s base rent), subject thereafter to the annual Escalator, and (ii) the variable percentage rent for such renewal term equal to the variable percentage rent in effect for the year of the lease term immediately preceding the first year of such renewal term, with such variable percentage rent increased or decreased, as applicable, by 13.0% of the difference in net revenue of the CPLV Facility from year 10 to year 15 of the lease term (in the event of the first renewal period) or from the year prior to the first year of the immediately preceding renewal term to the last year of the immediately preceding renewal term (in the event of subsequent renewal periods). The CPLV Lease will contain a customary mechanism by which the fair market value adjustment to base rent (for the fair market rent valuation as of the date of commencement of each applicable renewal term) will be determined at least 12 months prior to the commencement of the applicable renewal term.

Non-CPLV Lease. The base rent for the first three years of the lease term will be $475.0 million per year of the lease term.

For the 4th year of the lease term through the 10th year of the lease term, rent will be (i) base rent equal to $332.5 million subject to the annual Escalator commencing in the 7th year of the lease term, plus (ii) variable percentage rent equal to the Non-CPLV Initial Percentage Rent (as hereinafter defined), as adjusted at the commencement of the 6th year of the lease term as described below.

For the 4th and 5th years of the lease term, variable percentage rent, in each such year of the lease term, shall be equal to a fixed annual amount equal to $142.5 million, with such variable percentage rent increased or decreased, as applicable, by 19.5% of the difference in net revenue of the Non-CPLV Facilities from the year prior to the first year of the lease term to the 3rd year of the lease term (such resulting amount being referred to herein as “Non-CPLV Initial Percentage Rent”).

For the 6th year of the lease term through the 10th year of the lease term, variable percentage rent, in each such year of the lease term, will be equal to a fixed annual amount equal to the Non-CPLV Initial Percentage Rent, with such variable percentage rent increased or decreased, as applicable, by 19.5% of the difference in net revenue of the Non-CPLV Facilities from the 3rd year of the lease term to the 5th year of the lease term.

From and after the commencement of the 11th year of the lease term, rent will be (i) base rent equal to 80% of the rent for the 10th year of the lease term, subject to the annual Escalator, plus (ii) variable percentage rent equal to a fixed annual amount equal to 20% of the rent for the 10th year of the lease term, with such variable percentage rent increased or decreased, as applicable, by 13.0% of the difference in net revenue of the Non-CPLV Facilities from the 5th year of the lease term to the 10th year of the lease term.

At the commencement of each renewal term, rent will be based on (i) base rent for the first year of such renewal term adjusted to fair market value rent (provided that (A) in no event will the base rent be decreased and (B) such adjustment may not cause the base rent to be increased by more than 10% of the prior year’s base rent), subject thereafter to the annual Escalator, and (ii) the variable percentage rent for such renewal term equal to the variable percentage rent in effect for the year of the lease term immediately preceding the first year of such renewal term, with such variable percentage rent increased or decreased, as applicable, by 13.0% of the difference in net revenue of the Non-CPLV Facilities from year 10 to year 15 of the lease term (in the event of the first renewal period) or from the year prior to the first year of the immediately preceding renewal term to the last year of the immediately preceding renewal term (in the event of subsequent renewal periods). The Non-CPLV Lease will contain a customary mechanism by which the fair market value adjustment to base rent (for the fair market rent valuation as of the date of commencement of each applicable renewal term) will be determined at least 12 months prior to the commencement of the applicable renewal term.

Triple Net Lease, Capital Expenditures, Material Alterations

Each of the CPLV Lease and the Non-CPLV Lease will be structured as triple-net, with OpCo responsible for the maintenance and repair of the Facilities, with an adjustment for capital expenditures. OpCo will be required to expend $175.0 million in capital expenditures on an annual basis on the Facilities. Each year, PropCo will reimburse Opco for the lesser of (i) $78.0 million and (ii) 37.5% of all capital expenditures incurred by OpCo in such year. Such reimbursement will be reduced by 50% of excess cash flow generated in excess of $10.0 million from the Facilities in the prior year. The capital expenditure reimbursement amount will apply 75% to the Non-CPLV Lease and 25% to the CPLV Lease.

Subject to certain conditions, OpCo will be permitted to make any alterations and improvements, including materially altering a facility, expanding a facility or developing the undeveloped land leased pursuant to the lease, where the cost of such activity exceeds $50.0 million (such activity, a “Material Alteration”). PropCo has a right of first offer to provide the financing for any Material Alteration.

Other Terms

The Leases will contain various terms and conditions related to subleasing of properties from the Leases, insurance, casualty and condemnation, and other matters customary for leases of this type. OpCo also is subject to customary affirmative and negative covenants and events of default including certain events of cross default between the CPLV Lease and the Non-CPLV Lease. Among other remedies, PropCo will have the right to terminate the Leases during an event of default. The Leases also require OpCo, in the event of a termination of the Leases to provide certain transition services to PropCo in respect of the properties subject to the Leases for a limited time following such event. Rent will be allocated for tax purposes consistent with the safe harbor provided under Section 467 of the Internal Revenue Code of 1986, as amended, and accompanying regulations and the distribution requirements of the REIT, adjusted as provided in the term sheet for the Leases.

The Leases will contain a right of first refusal in favor of OpCo, pursuant to which CEC (or its affiliate) will have the right to lease (and a subsidiary of CEC will have the right to manage) any domestic (U.S.) gaming facility outside of Las Vegas, Nevada, proposed to be owned, operated or developed by PropCo that is not then subject to a pre-existing lease or management agreement in favor of a third-party operator that was not entered into in contemplation of such acquisition or development. OpCo’s right of first refusal will terminate if the MLSA (as defined below) has been terminated by PropCo or if CEC (or an affiliate thereof) is otherwise no longer responsible for management of the Facilities with PropCo’s consent.

The Leases will contain a right of first refusal in favor of PropCo, pursuant to which PropCo will have the right to own any domestic (U.S.) gaming facility outside of Las Vegas, Nevada, proposed to be owned, operated or developed by Opco that is not then subject to a pre-existing lease or management agreement in favor of a third-party operator that was not entered into in contemplation of such acquisition or development. PropCo’s right of first refusal will terminate if the MLSA (as defined below) has been terminated by PropCo or, with PropCo’s consent, CEC (or an affiliate thereof) is otherwise no longer managing the Facilities. If PropCo declines to exercise its right of first refusal, the Leases will provide for the establishment of a percentage rent floor applicable to any Non-CPLV Facilities with respect to which the new facility is located within a 30-mile radius of such Non-CPLV Facility and outside of Las Vegas, Nevada.

Management and Lease Support Agreement (“MLSA”)

Pursuant to the terms of the MLSA, (i) a wholly-owned subsidiary of CEC (the “Manager”) will manage the Facilities and (ii) CEC will guarantee the payment and performance of all the monetary obligations of OpCo under the Leases. The Manager will manage the Facilities on reasonable and customary terms acceptable to the parties to the MLSA that are no less favorable to OpCo than current practice. The Facilities will continue to have access to services provided by Caesars Enterprise Services, LLC, including use of the Total Rewards® program.

The MLSA will be coterminous with the Leases, and may not be terminated while the Leases are in effect without the consent of PropCo. If the MLSA is terminated, the Manager will continue to manage the Facilities (and the CEC guarantee of the Leases will remain in effect) during a post-termination management transition period.

The MLSA will contain covenants that will limit CEC’s ability (i) to sell certain assets and (ii) to pay dividends on or make other distributions in respect of its capital stock or make other restricted payments.

Debt Facilities

New First Lien OpCo Debt

OpCo will issue up to $1,188 million in principal amount of first lien debt with a six year term and interest at LIBOR plus 4.00% with a 1% LIBOR floor (the “New First Lien OpCo Debt”). The New First Lien OpCo Debt will consist of the OpCo Senior Secured Credit Facilities and the OpCo First Lien Notes (each as defined below):

OpCo Senior Secured Credit Facilities. OpCo will enter into a first lien credit agreement typical and customary for exit financing (the “OpCo First Lien Credit Agreement”) to govern the senior secured credit facilities (the “OpCo Senior Secured Credit Facilities”), which will consist of a senior secured term loan facility (the “OpCo First Lien Term Facility”) and, at OpCo’s option, may include a senior secured revolving credit facility in an aggregate principal amount not to exceed $200 million (the “OpCo Revolving Facility”). Commencing with the second full fiscal quarter ended after the closing date of the Restructuring (the “Closing Date”), the OpCo First Lien Term Facility will amortize in equal quarterly installments in an aggregate annual amount equal to 1% of the original principal amount of the OpCo First Lien Term Facility with the balance payable on the maturity date.

The OpCo Senior Secured Credit Facilities will allow OpCo to add additional revolving or term loan credit facilities (the “OpCo Incremental Facilities”) in an aggregate amount not to exceed the greater of (x) $150.0 million and (y) an aggregate principal amount of indebtedness that would not cause (i) in the case of debt incurred under the OpCo Incremental Facilities that is secured by pari passu liens on the OpCo Collateral (as defined below), the pro forma first lien net leverage ratio to exceed a ratio to be set on the Closing Date that is equal to a ratio that is 0.25x greater than the pro forma first lien net leverage ratio in effect on the Closing Date and (2) in the case of debt incurred under the OpCo Incremental Facilities that is secured by junior liens on the OpCo Collateral, the pro forma total secured net leverage ratio to exceed a ratio to be set on the Closing Date that is equal to a ratio that is 0.25x greater than the pro forma total secured net leverage ratio in effect on the Closing Date.

The OpCo Senior Secured Credit Facilities will require OpCo to prepay outstanding loans under the OpCo First Lien Term Facility and to make offers to purchase the OpCo First Lien Notes, on a ratable basis, subject to certain exceptions, with:

•	50% (which percentage will be reduced to 25% if the first lien net leverage ratio is less than or equal to 2.75 to 1.00 and to 0% if the first lien net leverage ratio is less than or equal to 2.25 to 1.00) of annual excess cash flow, as will be defined under the OpCo Senior Secured Credit Facilities;

•	100% of the net cash proceeds of certain non-ordinary course asset sales or certain casualty events, in each case subject to certain exceptions and provided that OpCo may reinvest (or commit to reinvest) those proceeds in the business within 12 months (and, if so committed to be reinvested, actually reinvest within three months after the end of such initial 12-month period) in assets to be used in its business, or certain other permitted investments; and

•	100% of the net cash proceeds of any issuance, offerings or placements of debt, other than proceeds from debt permitted under the OpCo Senior Secured Credit Facilities (unless otherwise provided as a condition to the incurrence thereof).

The OpCo Senior Secured Credit Facilities will be borrowed by OpCo and guaranteed by each existing and subsequently acquired or organized wholly owned domestic subsidiary of OpCo (the “OpCo Subsidiary Guarantors”), and will be secured by a pledge of substantially all the owned material assets of OpCo and each OpCo Subsidiary Guarantor, in each case whether owned on the Closing Date or thereafter acquired, in each case subject to exceptions (the “OpCo Collateral”).

The OpCo Senior Secured Credit Facilities will include negative covenants, subject to certain exceptions, restricting or limiting OpCo’s ability and the ability of its restricted subsidiaries to, among other things: (i) incur additional debt; (ii) create liens on certain assets; (iii) enter into sale and lease-back transactions; (iv) make certain investments, loans and advances; (v) consolidate, merge, sell or otherwise dispose of all or any part of their assets or to purchase, lease or otherwise acquire all of the assets of any other person; (vi) pay dividends or make distributions or make other restricted payments; (vii) enter into certain transactions with their affiliates; (viii) engage in any business other than the business activity conducted at the Closing Date or business activities incidental or related thereto; (ix) amend or modify the articles or certificate of incorporation, by-laws and certain agreements or make certain payments or modifications of certain indebtedness; (x) make material modifications to the MLSA, Leases and other arrangements entered into in connection with the lease structure; and (xi) designate or permit the designation of any indebtedness as “Designated Senior Debt.” The OpCo First Lien Credit Agreement will also provide for events of default, which, if any of them occurs, would permit or require the principal, interest and any other monetary obligations under the OpCo Senior Secured Credit Facilities to be due and payable immediately.

OpCo First Lien Notes. The first lien notes to be issued by OpCo (the “OpCo First Lien Notes”) will be issued under an indenture (the “OpCo First Lien Indenture”) typical and customary in the case of first lien senior secured notes issued pursuant to an exit financing.

OpCo will be able to redeem the OpCo First Lien Notes at its option, in whole or part, at any time prior to the first anniversary of the Closing Date, at a price equal to 100% of the principal amount of the OpCo First Lien Notes redeemed plus accrued and unpaid interest to the redemption date and a “make-whole” premium. In addition, at any time and from time to time on or before the first anniversary of the Closing Date, OpCo will be able to choose to redeem up to 35% of the original aggregate principal amount of the OpCo First Lien Notes in an amount equal to the amount of proceeds from an equity offering at a redemption price equal to par plus the coupon on such notes. After the first anniversary of the Closing Date, the OpCo First Lien Notes will be callable at par plus accrued interest plus a premium equal to 3.00%, which premium shall decline to 2.00% on the second anniversary of the Closing Date, to 1.00% on the third anniversary of the Closing Date and to 0% on the fourth anniversary of the Closing Date.

The OpCo First Lien Indenture will require OpCo to make an offer to repurchase the OpCo First Lien Notes on a ratable basis with the payment of the OpCo term loans under the OpCo First Lien Term Facility, subject to certain exceptions, with:

•	50% (which percentage will be reduced to 25% if the first lien net leverage ratio is less than or equal to 2.75 to 1.00 and to 0% if the first lien net leverage ratio is less than or equal to 2.25 to 1.00) of annual excess cash flow, as will be defined under the OpCo Senior Secured Credit Facilities;

•	100% of the net cash proceeds of certain non-ordinary course asset sales or certain casualty events, in each case subject to certain exceptions and provided that OpCo may reinvest (or commit to reinvest) those proceeds in the business within 12 months (and, if so committed to be reinvested, actually reinvest within three months after the end of such initial 12-month period) in assets to be used in its business, or certain other permitted investments; and

•	100% of the net cash proceeds of any issuance, offerings or placements of debt, other than proceeds from debt permitted under the OpCo First Lien Indenture (unless otherwise provided as a condition to the incurrence thereof).

The OpCo First Lien Notes will be senior secured obligations of OpCo and the OpCo Subsidiary Guarantors and will rank equally and ratably in right of payment with all existing and future senior obligations and senior to all future subordinated indebtedness. The OpCo First Lien Notes will be guaranteed on a senior secured basis by the OpCo Subsidiary Guarantors and secured by a first-priority security interest, pari passu with the OpCo Senior Secured Credit Facilities, subject to permitted liens, in the OpCo Collateral.

The OpCo First Lien Indenture will contain covenants that limit OpCo’s (and its restricted subsidiaries’) ability to, among other things: (i) incur additional debt or issue certain preferred shares; (ii)

pay dividends on or make other distributions in respect of their capital stock or make other restricted payments; (iii) make certain investments; (iv) sell certain assets; (v) create or permit to exist dividend and/or payment restrictions affecting their restricted subsidiaries; (vi) create liens on certain assets to secure debt; (vii) consolidate, merge, sell or otherwise dispose of all or substantially all of their assets; (viii) enter into certain transactions with their affiliates; and (ix) designate their subsidiaries as unrestricted subsidiaries. The OpCo First Lien Indenture will also provide for events of default, which, if any of them occurs, would permit or require the principal, premium, if any, interest and any other monetary obligations on all the then outstanding OpCo First Lien Notes to be due and payable immediately.

New Second Lien OpCo Debt

OpCo will issue up to $547 million in principal amount of second lien debt with a seven year term and interest at 8.5% (the “New Second Lien OpCo Debt”). The New Second Lien OpCo Debt will consist of a single tranche of notes (the “OpCo Second Lien Notes”) that will be issued under an indenture typical and customary in the case of second lien senior secured notes issued pursuant to an exit financing (the “OpCo Second Lien Indenture”).

OpCo will be able to redeem the OpCo Second Lien Notes at its option, in whole or part, at any time prior to the first anniversary of the Closing Date, at a price equal to 100% of the principal amount of the OpCo Second Lien Notes redeemed plus accrued and unpaid interest to the redemption date and a “make-whole” premium. In addition, at any time and from time to time on or before the first anniversary of the Closing Date, OpCo will be able to choose to redeem up to 35% of the original aggregate principal amount of the OpCo Second Lien Notes in an amount equal to the amount of proceeds from an equity offering at a redemption price equal to par plus the coupon on such notes. After the first anniversary of the Closing Date, the OpCo Second Lien Notes will be callable at par plus accrued interest plus a premium equal to 3.00%, which premium shall decline to 2.00% on the second anniversary of the Closing Date, to 1.00% on the third anniversary of the Closing Date and to 0% on the fourth anniversary of the Closing Date.

The OpCo Second Lien Notes will be senior secured obligations of OpCo and the OpCo Subsidiary Guarantors and will rank equally and ratably in right of payment with all existing and future senior obligations and senior to all future subordinated indebtedness. The OpCo Second Lien Notes will be guaranteed on a senior secured basis by the OpCo Subsidiary Guarantors and secured by a second-priority security interest, junior to the OpCo Senior Secured Credit Facilities and the OpCo First Lien Notes, subject to permitted liens, in the OpCo Collateral.

The OpCo Second Lien Indenture will contain covenants that limit OpCo’s (and its restricted subsidiaries’) ability to, among other things: (i) incur additional debt or issue certain preferred shares; (ii) pay dividends on or make other distributions in respect of their capital stock or make other restricted payments; (iii) make certain investments; (iv) sell certain assets; (v) create or permit to exist dividend and/or payment restrictions affecting their restricted subsidiaries; (vi) create liens on certain assets to secure debt; (vii) consolidate, merge, sell or otherwise dispose of all or substantially all of their assets; (viii) enter into certain transactions with their affiliates; and (ix) designate their subsidiaries as unrestricted subsidiaries. The OpCo Second Lien Indenture will also provide for events of default, which, if any of them occurs, would permit or require the principal, premium, if any, interest and any other monetary obligations on all the then outstanding OpCo Second Lien Notes to be due and payable immediately.

New First Lien PropCo Debt

PropCo will issue $2,392 million in principal amount of first lien debt with a five year term and interest at LIBOR plus 3.5% with a 1% LIBOR floor (the “New First Lien PropCo Debt”). The New First Lien PropCo Debt will consist of PropCo Senior Secured Credit Facilities and PropCo First Lien Notes (each as defined below):

PropCo Senior Secured Credit Facilities. PropCo will enter into a first lien credit agreement typical and customary for exit financing (the “PropCo First Lien Credit Agreement”) to govern the senior secured credit facilities (the “PropCo Senior Secured Credit Facilities”), which will consist of a senior secured term loan facility (the “PropCo First Lien Term Facility”) and, at PropCo’s option, may include a senior secured revolving credit facility (the “PropCo Revolving Facility”). Commencing with the second full fiscal quarter ended after the Closing Date, the PropCo First Lien Term Facility will amortize in equal quarterly installments in an aggregate annual amount equal to 1% of the original principal amount of the PropCo First Lien Term Facility with the balance payable on the maturity date.

The PropCo Senior Secured Credit Facilities will require PropCo to make customary asset sale mandatory pre-payments and excess cash flow mandatory prepayments (commencing with the first full fiscal year of PropCo after the Closing Date, and subject to a minimum threshold to be agreed), on terms and conditions to be set forth in the PropCo Senior Secured Credit Facilities. Such mandatory pre-payments will be made ratably between the loans under the PropCo First Lien Term Facility and to make offers to purchase the PropCo First Lien Notes.

The PropCo Senior Secured Credit Facilities will be borrowed by PropCo and guaranteed by each existing and subsequently acquired or organized wholly owned domestic subsidiary of PropCo (the “PropCo Subsidiary Guarantors”), and will be secured by a pledge of substantially all the owned material assets of PropCo and each PropCo Subsidiary Guarantor, in each case whether owned on the Closing Date or thereafter acquired, in each case subject to exceptions (the “PropCo Collateral”).

The PropCo Senior Secured Credit Facilities will include negative covenants, subject to certain exceptions, restricting or limiting PropCo’s ability and the ability of its restricted subsidiaries to, among other things: (i) incur additional debt; (ii) create liens on certain assets; (iii) enter into sale and lease-back transactions; (iv) make certain investments, loans and advances; (v) consolidate, merge, sell or otherwise dispose of all or any part of their assets or to purchase, lease or otherwise acquire all of the assets of any other person; (vi) pay dividends or make distributions or make other restricted payments; (vii) enter into certain transactions with their affiliates; (viii) engage in any business other than the business activity conducted at the Closing Date or business activities incidental or related thereto; (ix) amend or modify the articles or certificate of incorporation, by-laws and certain agreements or make certain payments or modifications of certain indebtedness; (x) make material modifications to the MLSA, Leases and other arrangements entered into in connection with the lease structure; and (xi) designate or permit the designation of any indebtedness as “Designated Senior Debt.” The PropCo First Lien Credit Agreement will also provide for events of default, which, if any of them occurs, would permit or require the principal, interest and any other monetary obligations under the PropCo Senior Secured Credit Facilities to be due and payable immediately.

PropCo First Lien Notes. The first lien notes to be issued by PropCo (the “PropCo First Lien Notes”) will be issued under an indenture (the “PropCo First Lien Indenture”) typical and customary in the case of first lien senior secured notes issued pursuant to an exit financing.

PropCo will be able to redeem the PropCo First Lien Notes at its option, in whole or part, at any time prior to the first anniversary of the Closing Date, at a price equal to 100% of the principal amount of the PropCo First Lien Notes redeemed plus accrued and unpaid interest to the redemption date and a “make-whole” premium. In addition, at any time and from time to time on or before the first anniversary of the Closing Date, PropCo will be able to choose to redeem up to 35% of the original aggregate principal amount of the PropCo First Lien Notes in an amount equal to the amount of proceeds from an equity offering at a redemption price equal to par plus the coupon on such notes. After the first anniversary of the Closing Date, the PropCo First Lien Notes will be callable at par plus accrued interest plus a premium equal to 3.00%, which premium shall decline to 2.00% on the second anniversary of the Closing Date, to 1.00% on the third anniversary of the Closing Date and to 0% on the fourth anniversary of the Closing Date.

The PropCo First Lien Indenture will require PropCo to make an offer to repurchase the PropCo First Lien Notes, on a ratable basis with the prepayment of PropCo term loans under the PropCo First Lien Term Facility, subject to certain exceptions, with excess cash flow (subject to a minimum threshold) and net cash proceeds of certain non-ordinary course asset sales, in each case as on terms and conditions to be set forth in the PropCo First Lien Indenture.

The PropCo First Lien Notes will be senior secured obligations of PropCo and the PropCo Subsidiary Guarantors and will rank equally and ratably in right of payment with all existing and future senior obligations and senior to all future subordinated indebtedness. The PropCo First Lien Notes will be guaranteed on a senior secured basis by the PropCo Subsidiary Guarantors and secured by a first-priority security interest, pari passu with the PropCo Senior Secured Credit Facilities, subject to permitted liens, in the PropCo Collateral.

The PropCo First Lien Indenture will contain covenants that limit PropCo’s (and its restricted subsidiaries’) ability to, among other things: (i) incur additional debt or issue certain preferred shares; (ii) pay dividends on or make other distributions in respect of their capital stock or make other restricted payments; (iii) make certain investments; (iv) sell certain assets; (v) create or permit to exist dividend and/or payment restrictions affecting their restricted subsidiaries; (vi) create liens on certain assets to secure debt; (vii) consolidate, merge, sell or otherwise dispose of all or substantially all of their assets; (viii) enter into certain transactions with their affiliates; and (ix) designate their subsidiaries as unrestricted subsidiaries. The PropCo First Lien Indenture will also provide for events of default, which, if any of them occurs, would permit or require the principal, premium, if any, interest and any other monetary obligations on all the then outstanding PropCo First Lien Notes to be due and payable immediately.

New Second Lien PropCo Debt

PropCo will issue $1,425 million in principal amount of second lien debt with a six year term and interest at 8.0% (the “New Second Lien OpCo Debt”). The New Second Lien OpCo Debt will consist of a single tranche of notes (the “PropCo Second Lien Notes”) that will be issued under an indenture typical and customary in the case of second lien senior secured notes issued pursuant to an exit financing (the “PropCo Second Lien Indenture”).

PropCo will be able to redeem the PropCo Second Lien Notes at its option, in whole or part, at any time prior to the third anniversary of the Closing Date, at a price equal to 100% of the principal amount of the PropCo Second Lien Notes redeemed plus accrued and unpaid interest to the redemption date and a “make-whole” premium. In addition, at any time and from time to time on or before the third anniversary of the Closing Date, PropCo will be able to choose to redeem up to 35% of the original aggregate principal amount of the PropCo Second Lien Notes in an amount equal to the amount of proceeds from an equity offering at a redemption price equal to par plus the coupon on such notes. After the third anniversary of the Closing Date, the PropCo Second Lien Notes will be callable at par plus accrued interest plus a premium equal to one-half the coupon on such notes, which premium shall decline ratably on each anniversary of the Closing Date thereafter to zero on the date that is two years prior to the maturity date.

The PropCo Second Lien Notes will be senior secured obligations of PropCo and the PropCo Subsidiary Guarantors and will rank equally and ratably in right of payment with all existing and future senior obligations and senior to all future subordinated indebtedness. The PropCo Second Lien Notes will be guaranteed on a senior secured basis by the PropCo Subsidiary Guarantors and secured by a second-priority security interest, junior to the PropCo Senior Secured Credit Facility and the PropCo First Lien Notes, subject to permitted liens, in the PropCo Collateral.

The PropCo Second Lien Indenture will contain covenants that limit PropCo’s (and its restricted subsidiaries’) ability to, among other things: (i) incur additional debt or issue certain preferred shares; (ii) pay dividends on or make other distributions in respect of their capital stock or make other restricted payments; (iii) make certain investments; (iv) sell certain assets; (v) create or permit to exist dividend and/or payment restrictions affecting their restricted subsidiaries; (vi) create liens on certain assets to secure debt; (vii) consolidate, merge, sell or otherwise dispose of all or substantially all of their assets; (viii) enter into certain transactions with their affiliates; and (ix) designate their subsidiaries as unrestricted subsidiaries. The PropCo Second Lien Indenture will also provide for events of default, which, if any of them occurs, would permit or require the principal, premium, if any, interest and any other monetary obligations on all the then outstanding PropCo Second Lien Notes to be due and payable immediately.

CPLV Debt

Caesars Palace Las Vegas (“CPLV”) will issue $2,600 million in debt. No less than $2,000 million of such debt will be sold to third party investors for cash proceeds (“CPLV Market Debt”). Any remaining debt up to $600 million will constitute “CPLV Mezzanine Debt”. The weighted average yield on the CPLV Market Debt and CPLV Mezzanine Debt will be capped such that the annual debt service shall not exceed $130 million, with the cap increased by $2 million for every $100 million of CPLV Mezzanine Debt that is converted into PropCo equity in connection with the Restructuring. The terms of the CPLV Market Debt will depend on market conditions at the time of issuance and there can be no assurance that the CPLV Market Debt can be issued on terms satisfactory to PropCo or at all.

The CPLV Mezzanine Debt will have a six year term and an interest rate of 8% (which may be increased if the principal amount of CPLV Mezzanine Debt is decreased, up to a maximum of 13%). The CPLV Mezzanine Debt will be based on customary documentation for commercial real estate mezzanine financings. Subject to customary exceptions, the CPLV Mezzanine Debt will be secured on a first-priority basis by a pledge of the equity interests of the subsidiary (or subsidiaries) that own CPLV.

The CPLV Mezzanine Debt will include negative covenants, subject to certain exceptions, restricting or limiting the ability to, among other things: (i) incur additional debt; (ii) create liens on certain assets; (iii) enter into sale and lease-back transactions; (iv) make certain investments, loans and advances; (v) consolidate, merge, sell or otherwise dispose of all or any part of assets or to purchase, lease or otherwise acquire all of the assets of any other person; (vi) pay dividends or make distributions or make other restricted payments; (vii) enter into certain transactions with affiliates; (viii) engage in any business other than the business activity conducted at the Closing Date or business activities incidental or related thereto; (ix) make material modifications to the MLSA, Leases and other arrangements entered into in connection with the lease structure; and (x) amend or modify the articles or certificate of incorporation, by-laws and certain agreements or make certain payments or modifications of certain indebtedness. The CPLV Mezzanine Debt will also provide for events of default, which, if any of them occurs, would permit or require the principal, interest and any other monetary obligations on all then outstanding CPLV Mezzanine Debt to be due and payable immediately.

Recoveries

•	Each Lender will receive its pro rata share of (a) $705 million in cash, (b) $883 million in New First Lien OpCo Debt, (c) $406 million of New Second Lien OpCo Debt, (d) $1,961 million in New First Lien PropCo Debt, and (e) up to $1,450 million in additional cash or CPLV Mezzanine Debt.

•	Each First Lien Noteholder will receive its pro rata share of (a) $207 million in cash, (b) $306 million in New First Lien OpCo Debt, (c) $141 million of New Second Lien OpCo Debt, (d) $431 million in New First Lien PropCo Debt, (e) $1,425 million in New Second Lien PropCo Debt, (f) up to $1,150 million in additional cash or CPLV Mezzanine Debt, (g) 69.9% directly or indirectly of PropCo equity (or cash as described below under Put Options and Equity Rights) and (h) 100% of the OpCo equity (or cash as described below under Put Options and Equity Rights).

•	If they vote as a class to accept the Plan, each Non-First Lien Noteholder (as defined in the Term Sheet) will receive its pro rata share of 30.1% of the equity, directly or indirectly, in PropCo, and have the option to be a participant in the Equity Rights (as described below). If the Non-First Lien Noteholders do not vote as a class to accept the Plan, each Non-First Lien Noteholder will receive its pro rata share of 17.5% of the equity, directly or indirectly, in PropCo, and the remaining 12.6% of PropCo equity shall be allocated to the equity holders of PropCo, excluding the Non-First Lien Noteholders, based on their pro rata ownership in PropCo.

Put Options and Equity Rights

•	Each First Lien Noteholder may elect to put up to (a) all of the OpCo equity for $700 million and/or (b) 14.8% of the PropCo equity they are to receive under the Plan to CEC for $269 million. The First Lien Noteholders may also elect to purchase all or some of the PropCo equity being put.

•	If the Non-First Lien Noteholders vote as a class to accept the Plan, they may elect to purchase up to all of the PropCo equity (excluding 5% of PropCo equity retained by OpCo) from the First Lien Noteholders (“Equity Rights”). For every $1 of PropCo equity purchased, the Non-First Lien Noteholders must purchase $0.25 of CPLV Mezzanine Debt, which will then be converted into PropCo equity (“Equitized CPLV Mezzanine Debt”).

CEC’s Contribution to the Restructuring

•	In order to effectuate the Restructuring, CEC has agreed to take the following actions:

•	Contribute $406 million to pay for forbearance fees in connection with the Restructuring;

•	Contribute an additional $75 million to CEOC if there is insufficient liquidity at closing;

•	Purchase up to all of OpCo equity for $700 million and 14.8% of PropCo equity for $269 million;

•	Give PropCo a right of first refusal on all new domestic non-Las Vegas opportunities, with CEC or OpCo leasing such properties; and

•	Guarantee OpCo’s monetary obligations to PropCo under the leases.

Convertible Notes

Consenting Creditors will have the right to purchase from CEC on the Exit Date their pro rata share of $150 million aggregate principal amount of convertible notes to be issued by CEC (“Convertible Notes”) on the Exit Date. Consenting Creditors must elect to purchase the Convertible Notes on or prior to February 2, 2015.

The Convertible Notes will bear interest at 5.00% per annum, payable in cash or in kind semi-annually, and will mature on the seventh anniversary from their issuance. The Convertible Notes will be CEC’s senior unsecured obligations ranking equally with all of CEC’s existing and future senior unsecured indebtedness and effectively subordinated to all of CEC’s existing and future secured indebtedness and existing and future liabilities of its subsidiaries.

Holders of the Convertible Notes may convert the Convertible Notes at their option before the six and a half year anniversary of the issuance of the Convertible Notes under certain circumstances and may convert the Convertible Notes at their option at any time after the six and a half year anniversary of the issuance of the Convertible Notes. On or after the fourth year anniversary of the issuance of the Convertible Notes, CEC will have the right to cause the holders of the Convertible Notes to convert their Convertible Notes into a number of shares of CEC common stock equal to the conversion rate (as defined below) if the last reported price of CEC’s common stock for at least 20 days during a period of 30 consecutive trading days is greater than or equal to 125% of the conversion price on each applicable trading day.

The initial conversion rate, subject to anti-dilution adjustment, of the Convertible Notes will be equal to the number of shares equal to 1,000 divided by the lesser of (x) $14.00 per share and (y) a 45% premium to the average daily volume-weighted average price (the “VWAP”) of the shares for the 20 day trading period (“VWAP Period”) prior to the Exit Date (each of (x) and (y), a “Strike Price”) per $1,000 principal amount of the Convertible Notes (the “conversion rate” and $1,000 divided by the applicable conversion rate, the “conversion price”); provided that in the event that the average daily VWAP of the shares for the VWAP Period prior to the Exit Date exceeds $26.00, the Strike Price will be equal to the average daily VWAP divided by 1.86 (the “Strike Price Floor”); and provided further that in the event that the average daily VWAP of the shares for the VWAP Period prior the Exit Date is less than $7.50 per share, then none of CEC nor any of the Consenting Creditors who elect to participate shall be obligated to purchase or sell, respectively, the Convertible Notes. In the event that the Strike Price Floor limitation is in effect as of the Exit Date, CEC will have the option to issue shares of CEC common stock to Consenting Creditors who elected to purchase the Convertible Notes based on the conversion ratio for the Convertible Notes on the trading day prior to the Exit Date instead of issuing the Convertible Notes.

Prior to the first year anniversary of issuing the Convertible Notes, CEC may not redeem the Convertible Notes. On or after the first year anniversary and prior to the fourth year anniversary of issuing the Convertible Notes, CEC may redeem for cash all or part of the outstanding Convertible Notes, but only if the last reported sale price of CEC’s common stock for 20 or more trading days in a period of 30 consecutive trading days ending on the trading day prior to the date CEC provides a notice of redemption to holders of Convertible Notes exceeds 125% of the conversion price then in effect. The redemption price will be equal to the sum of (i) 100% of the principal amount of the Convertible Notes to be redeemed, (ii) accrued and unpaid interest, if any, to, but excluding the redemption date and (iii) a

“make-whole premium” payable in cash, equal to the present value (based on a discount rate equal to the applicable treasury yield plus 50 basis points) of the remaining scheduled payments of interest that would have been made on the Convertible Notes to be redeemed had such Convertible Notes remained outstanding from the redemption date to the fourth year anniversary.

Additional Terms

•	Cash Collateral: The Consenting Lenders will support entry of a cash collateral order. Such order shall include a budget, milestones and payment of adequate protection in the form of interest at a rate equal to 1.5%.

•	PropCo Call Rights: Subject to the terms of the debt documents for Caesars Entertainment Resort Properties, LLC and its subsidiaries, PropCo shall have a right for up to 180 days after consummation of the Restructuring to enter into an agreement to buy Harrah’s Atlantic City and Harrah’s Laughlin for a cash purchase price equal to ten times the agreed annual rent for such properties.

•	Cash Sweep: The Available Cash (as defined in the term sheet to the RSA) remaining after being applied to the sources and uses at Exit Date will be paid to holders of First Lien Notes and Lenders pro rata based on CEOC’s obligations under the First Lien Notes and CEOC’s obligations under the Credit Agreement (“First Lien Bank Obligations”), provided that (i) Lenders holding at least 2/3 of such First Lien Bank Obligations become Consenting Creditors and (ii) only those Lenders that are Consenting Creditors shall share, pro rata, in the payment made to the Lenders to the fullest extent permitted by law.

The foregoing description of the RSA and the term sheet to the RSA does not purport to be complete and is qualified in its entirety by reference to the RSA, which is furnished as Exhibit 99.1 hereto and incorporated herein by reference.

On January 12, 2015, CEOC issued a press release announcing the launch of the consent process for the RSA. A copy of the press release is attached hereto as Exhibit 99.2, and is incorporated herein by reference.

The information set forth in this Item 7.01 of this Current Report on Form 8-K is being furnished pursuant to Item 7.01 of Form 8-K and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any of CEOC’s filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and regardless of any general incorporation language in such filings, except to the extent expressly set forth by specific reference in such a filing. The filing of this Item 7.01 of this Current Report on Form 8-K shall not be deemed an admission as to the materiality of any information herein that is required to be disclosed solely by reason of Regulation FD.

Forward-Looking Statements

This filing contains or may contain “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements contain words such as “may,” “will,” “contemplated,” “might,” “expect,” “intend,” “could,” “would” or “estimate,” or the negative of these words or other words or expressions of similar meaning may identify forward-looking statements and are found at various places throughout this Form 8-K. These forward-looking statements, including, without limitation, those relating to the Restructuring, wherever they occur in this filing, are based on CEOC management’s current expectations about future events and are necessarily estimates reflecting the best judgment of management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements.

Investors are cautioned that forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that cannot be predicted or quantified, and, consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors, as well as other factors described from time to time in CEOC’s reports filed with the SEC (including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein):

•	the impact of this filing of an involuntary chapter 11 petition against CEOC;

•	the ability to retain key employees during the Restructuring;

•	the effects of CEOC’s bankruptcy filing on CEOC and its subsidiaries and affiliates, including CEC, and the interests of various creditors, equity holders and other constituents;

•	the event that the RSA may not be consummated in accordance with its terms, or persons not party to the RSA may successfully challenge the implementation thereof;

•	the effect of bankruptcy court rulings in the Chapter 11 cases and the outcome of such cases in general;

•	the length of time CEOC will operate in the Chapter 11 cases or CEOC’s ability to comply with the milestones provided by the RSA;

•	risks associated with third party motions in the Chapter 11 cases, which may hinder or delay CEOC’s ability to consummate the Restructuring as contemplated by the RSA;

•	the potential adverse effects of Chapter 11 proceedings on CEOC’s liquidity or results of operations;

•	the impact of CEOC’s substantial indebtedness and the restrictions in CEOC’s debt agreements that might limit CEOC’s ability to negotiate and complete the Restructuring;

•	litigation outcomes and judicial and governmental body actions, including gaming legislative action, referenda, regulatory disciplinary actions, and fines and taxation, including but not limited to, the assertion and outcome of litigation or other claims that may be brought against CEC and CEOC by certain creditors, some of whom have notified CEC and CEOC of their objection to various transactions undertaken by CEC and CEOC in 2013 and 2014;

•	CEOC’s significant liquidity requirements and substantial levels of indebtedness;

•	increased costs of financing, a reduction in the availability of financing and fluctuations in interest rates in connection with the Restructuring;

•	economic, business, competitive, and/or regulatory factors affecting the businesses of CEOC and its subsidiaries and affiliates, including CEC, generally;

•	the effects of local and national economic, credit and capital market conditions on the economy in general, and on the gaming industry in particular;

•	changes in laws, including increased tax rates, smoking bans, regulations or accounting standards, third-party relations and approvals, and decisions, disciplines, and fines of courts, regulators, and governmental bodies;

•	the effects of competition, including locations of competitors, competition for new licenses and operating and market competition;

•	abnormal gaming holds (“gaming hold” is the amount of money that is retained by the casino from wagers by customers);

•	construction factors, including delays, increased costs of labor and materials, availability of labor and materials, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters, and building permit issues;

•	access to insurance on reasonable terms for CEC and CEOC’s assets; and

•	the impact, if any, of unfunded pension benefits under multi-employer pension plans.

You are cautioned to not place undue reliance on these forward-looking statements, which speak only as of the date of this filing. CEOC undertakes no obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this filing or to reflect the occurrence of unanticipated events, except as required by law.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are being furnished herewith:

Exhibit No.	Description

99.1	Form of Restructuring Support and Forbearance Agreement.

99.2	Text of press release, dated January 12, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAESARS ENTERTAINMENT OPERATING COMPANY, INC.

Date: January 12, 2015	By:	/s/ SCOTT E. WIEGAND
	Name:	Scott E. Wiegand
	Title:	Senior Vice President, Deputy General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Form of Restructuring Support and Forbearance Agreement.

99.2	Text of press release, dated January 12, 2015.